                                              FILED PURSUANT TO RULE 424(B)(2)
                                              REGISTRATION NO. 333-43071

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 7, 1998)

                                  $800,000,000

                       Rockwell International Corporation
                 $350,000,000 6.15% NOTES DUE JANUARY 15, 2008
               $250,000,000 6.70% DEBENTURES DUE JANUARY 15, 2028
               $200,000,000 5.20% DEBENTURES DUE JANUARY 15, 2098
                            ------------------------

                    Interest payable January 15 and July 15
                            ------------------------

THE 6.15% NOTES DUE JANUARY 15, 2008 (THE 6.15% NOTES), THE 6.70% DEBENTURES DUE JANUARY 15, 2028 (THE 6.70% DEBENTURES) AND THE 5.20% DEBENTURES DUE JANUARY 15, 2098 (THE 5.20% DEBENTURES) WILL BE REDEEMABLE PRIOR TO MATURITY, AS A WHOLE AT
 ANY TIME OR IN PART FROM TIME TO TIME, AT THE OPTION OF ROCKWELL INTERNATIONAL CORPORATION, A DELAWARE CORPORATION (THE COMPANY), AT A REDEMPTION PRICE EQUAL
  TO THE GREATER OF (I) 100% OF THE PRINCIPAL AMOUNT THEREOF, OR THE ACCRETED VALUE (AS DEFINED HEREIN) IN THE CASE OF THE 5.20% DEBENTURES, AND (II) THE SUM
 OF THE PRESENT VALUES OF THE REMAINING SCHEDULED PAYMENTS (AS DEFINED HEREIN) DISCOUNTED TO THE REDEMPTION DATE ON A SEMIANNUAL BASIS AT THE TREASURY RATE (AS DEFINED HEREIN) PLUS 10 BASIS POINTS IN THE CASE OF THE 6.15% NOTES, 12.5 BASIS POINTS IN THE CASE OF THE 6.70% DEBENTURES AND 12.5 BASIS POINTS IN THE CASE OF THE 5.20% DEBENTURES, TOGETHER, IN EACH CASE, WITH ACCRUED INTEREST TO THE DATE
   OF REDEMPTION. UPON THE OCCURRENCE OF A TAX EVENT (AS DEFINED HEREIN), THE COMPANY WILL HAVE THE RIGHT (X) TO SHORTEN THE MATURITY OF THE 5.20% DEBENTURES
  TO THE MINIMUM EXTENT REQUIRED SO THAT THE INTEREST PAID, OR ORIGINAL ISSUE DISCOUNT ACCRUED, ON THE 5.20% DEBENTURES (OR, AT THE OPTION OF THE COMPANY,
 BOTH) WILL BE DEDUCTIBLE FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND (Y) UNDER CERTAIN CIRCUMSTANCES TO REDEEM THE 5.20% DEBENTURES IN WHOLE (BUT NOT IN
  PART) AT A REDEMPTION PRICE EQUAL TO THE GREATER OF (I) 100% OF THE ACCRETED VALUE AND (II) THE SUM OF THE PRESENT VALUES OF THE REMAINING SCHEDULED PAYMENTS
  DISCOUNTED TO THE REDEMPTION DATE ON A SEMIANNUAL BASIS AT THE TREASURY RATE PLUS 20 BASIS POINTS, TOGETHER, IN EITHER CASE, WITH ACCRUED INTEREST TO THE
 DATE OF REDEMPTION. SEE "DESCRIPTION OF THE SECURITIES -- CONDITIONAL RIGHT TO
                                SHORTEN MATURITY
             OF THE 5.20% DEBENTURES" AND "-- OPTIONAL REDEMPTION".

 THE 6.15% NOTES, THE 6.70% DEBENTURES AND THE 5.20% DEBENTURES (COLLECTIVELY, THE SECURITIES) WILL BE REPRESENTED BY ONE OR MORE GLOBAL SECURITIES REGISTERED
  IN THE NAME OF A NOMINEE OF THE DEPOSITORY TRUST COMPANY, AS DEPOSITARY (THE DEPOSITARY OR DTC). BENEFICIAL INTERESTS IN THE SECURITIES WILL BE SHOWN ON, AND
   TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY THE
    DEPOSITARY AND ITS PARTICIPANTS. EXCEPT AS DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, SECURITIES IN DEFINITIVE FORM WILL
  NOT BE ISSUED. THE SECURITIES WILL TRADE IN THE DEPOSITARY'S SAME-DAY FUNDS SETTLEMENT SYSTEM. ALL PAYMENTS OF PRINCIPAL AND INTEREST ON GLOBAL SECURITIES
WILL BE MADE BY THE COMPANY IN IMMEDIATELY AVAILABLE FUNDS. SEE "DESCRIPTION OF
                     THE SECURITIES -- BOOK-ENTRY SYSTEM".
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

             6.15% NOTES -- PRICE 100% AND ACCRUED INTEREST, IF ANY
          6.70% DEBENTURES -- PRICE 100% AND ACCRUED INTEREST, IF ANY
         5.20% DEBENTURES -- PRICE 75.387% AND ACCRUED INTEREST, IF ANY
                            ------------------------

                                                                          UNDERWRITING
                                                   PRICE TO               DISCOUNTS AND             PROCEEDS TO
                                                   PUBLIC(1)             COMMISSIONS(2)            COMPANY(1)(3)
                                            -----------------------  -----------------------  -----------------------
Per 6.15% Note............................         100.000%                   .650%                   99.350%
  Total...................................       $350,000,000              $2,275,000              $347,725,000
Per 6.70% Debenture.......................         100.000%                   .875%                   99.125%
  Total...................................       $250,000,000              $2,187,500              $247,812,500
Per 5.20% Debenture.......................          75.387%                  .7539%                  74.6331%
  Total...................................       $150,774,000              $1,507,800              $149,266,200

------------

    (1) Plus accrued interest, if any, from January 26, 1998.
    (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
    (3) Before deducting expenses payable by the Company estimated to be
        $975,000.
                            ------------------------

    The Securities are offered, subject to prior sale, when, as and if accepted by the several Underwriters and subject to approval of certain legal matters by Dewey Ballantine LLP, counsel for the Underwriters. It is expected that delivery of the Securities will be made on or about January 26, 1998 through the book-entry facilities of DTC against payment therefor in immediately available funds.
                            ------------------------

MORGAN STANLEY DEAN WITTER
                    J.P. MORGAN & CO.
                                SBC WARBURG DILLON READ INC.

January 21, 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICES OF THE SECURITIES. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

     NO PERSON IS AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS OR ANY DEALER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR ANY SALE MADE HEREUNDER DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE ON WHICH SUCH INFORMATION IS GIVEN.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
PROSPECTUS SUPPLEMENT
Recent Developments...................................................................   S-3
Use of Proceeds.......................................................................   S-4
Description of the Securities.........................................................   S-4
United States Federal Income Taxation.................................................   S-8
Underwriting..........................................................................  S-10
PROSPECTUS
Documents Incorporated by Reference...................................................     2
Available Information.................................................................     2
The Company...........................................................................     3
Use of Proceeds.......................................................................     3
Selected Financial Information........................................................     4
Plan of Distribution..................................................................     5
Description of Debt Securities........................................................     6
Description of Capital Stock..........................................................    16
Legal Matters.........................................................................    20
Experts...............................................................................    20

                              RECENT DEVELOPMENTS

     On January 20, 1998, the Company announced its earnings for its first fiscal quarter ended December 31, 1997. The Company's press release making such announcement is made a part of the Company's Current Report on Form 8-K dated January 20, 1998 (the January 1998 Form 8-K), which is incorporated herein by reference. The following selected consolidated financial data in respect of the Company's continuing operations have been excerpted or derived from, and should be read in conjunction with, the financial and other information and data contained in the January 1998 Form 8-K. Information as of December 31, 1997 and 1996 and for the three-month periods then ended is unaudited, but in the opinion of management of the Company, contains all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of operations for such interim periods. The results of operations for the three-month period ended December 31, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 1998. See "Selected Financial Information" in the accompanying Prospectus.

                                                                              QUARTER ENDED
                                                                              DECEMBER 31,
                                                                           -------------------
                                                                             1997       1996
                                                                           --------   --------
                                                                               (UNAUDITED)
                                                                              (IN MILLIONS,
                                                                                 EXCEPT
                                                                                PER SHARE
                                                                           AND RATIO AMOUNTS)
INCOME STATEMENT DATA:
  Sales:
     Automation..........................................................  $  1,139   $  1,061
     Avionics & Communications...........................................       426        374
     Semiconductor Systems...............................................       414        418
                                                                           --------   --------
          Total..........................................................  $  1,979   $  1,853
                                                                           ========   ========
  Operating earnings:
     Automation..........................................................  $    144   $    131
     Avionics & Communications...........................................        74         59
     Semiconductor Systems...............................................        43         81
     Purchased research & development (1)................................      (103)        --
                                                                           --------   --------
          Total..........................................................  $    158   $    271
                                                                           ========   ========
  Interest expense.......................................................  $      4   $      4
                                                                           ========   ========
  Income from continuing operations......................................  $     89   $    154
                                                                           ========   ========
  Basic earnings per share:
     Continuing operations before purchased research & development.......  $    .74   $    .70
     Purchased research & development(1).................................      (.31)        --
                                                                           --------   --------
     Continuing operations...............................................  $    .43   $    .70
                                                                           ========   ========
  Cash dividends per share...............................................  $    .26   $    .29
                                                                           ========   ========
  Average outstanding shares.............................................     204.8      218.7
                                                                           ========   ========
BALANCE SHEET DATA: (at end of period)
  Working Capital........................................................  $  1,485   $  2,700
  Total Assets...........................................................     7,904      8,596
  Long-Term Debt.........................................................       157        156
  Shareowners' Equity....................................................     4,600      5,477
RATIO OF EARNINGS TO FIXED CHARGES(2)....................................       7.4

------------
(1) Purchased research and development relates to the acquisition of an Avionics & Communications business in the first quarter of 1998.
(2) In computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, adjusted for minority interest income or loss of subsidiaries, undistributed earnings of affiliates, and fixed charges exclusive of capitalized interest. Fixed charges consist of interest on borrowings and that portion of rentals deemed representative of the interest factor.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Securities offered hereby will be applied to repay approximately $380 million aggregate principal amount of commercial paper notes of the Company, which on January 21, 1998 had interest rates ranging from 5.25% to 5.75%, and the balance will be added to the Company's general funds which will be available for general corporate purposes, including the Company's stock repurchase program. Pending application of the funds, the Company will use the net proceeds of the Securities for short-term investments.

                         DESCRIPTION OF THE SECURITIES

     The 6.15% Notes, the 6.70% Debentures and the 5.20% Debentures offered hereby each constitutes a single series of Debt Securities described in the accompanying Prospectus and will be limited to $350,000,000, $250,000,000 and $200,000,000 aggregate principal amount, respectively, and will be issued only in registered form in denominations of $1,000 and any integral multiple thereof. Reference should be made to the accompanying Prospectus for a detailed summary of additional provisions of the Securities and of the Indenture under which the Securities are issued. The Chase Manhattan Bank (successor to Mellon Bank, N.A.) is the Trustee under the Indenture.

INTEREST

     The Securities will bear interest at the respective rates per annum set forth on the cover page of this Prospectus Supplement, in each case from January 26, 1998. Interest on the 6.15% Notes, the 6.70% Debentures and the 5.20% Debentures will be payable semiannually on January 15 and July 15 of each year, beginning July 15, 1998, to the persons in whose names the 6.15% Notes, the 6.70% Debentures and the 5.20% Debentures are registered at the close of business on January 1 or July 1, as the case may be, preceding such January 15 or July 15.

CONDITIONAL RIGHT TO SHORTEN MATURITY OF THE 5.20% DEBENTURES

     The Company intends to deduct interest on the 5.20% Debentures for United States federal income tax purposes. However, there have been proposed tax law changes over the past year that, among other things, would have prohibited an issuer from deducting interest on debt instruments with a maturity of more than 40 years. While none of these proposals has become law, there can be no assurance that similar legislation affecting the Company's ability to deduct interest on the 5.20% Debentures will not be enacted in the future or that any such legislation would not have a retroactive effective date.

     Upon the occurrence of a Tax Event (as defined below), the Company will have the right to shorten the maturity of the 5.20% Debentures to the minimum extent required, in the opinion of nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid, or original issue discount accrued, on the 5.20% Debentures (or, at the option of the Company, both) will be deductible for United States federal income tax purposes or, if such counsel is unable to opine definitively as to such minimum period, the minimum extent so required as determined in good faith by the Board of Directors of the Company, after receipt of an opinion of such counsel regarding the applicable legal standards. There can be no assurance that the Company would not exercise its right to shorten the maturity of the 5.20% Debentures upon the occurrence of such a Tax Event or as to the period by which such maturity would be shortened. In the event that the Company elects to exercise its right to shorten the maturity of the 5.20% Debentures on the occurrence of a Tax Event, the Company will mail a notice of shortened maturity to each holder of the 5.20% Debentures by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the 5.20% Debentures (the New Maturity Date). Such notice shall be effective immediately upon mailing. In addition, in the event that the maturity of the 5.20% Debentures is shortened to the minimum extent required, the principal amount of the 5.20% Debentures shall change to the New Redemption Amount. The New Redemption Amount will be an amount equal to the Accreted Value (as defined below), which will be determined as if the New Maturity Date were the Specified Date (as defined below).

     The Company believes that the 5.20% Debentures should constitute indebtedness for United States federal income tax purposes under current law and, in that case, an exercise of its right to shorten the maturity of the 5.20% Debentures would not be a taxable event to holders for such purposes. Prospective investors should be aware, however, that the Company's exercise of its right to shorten the maturity of the 5.20% Debentures will be a taxable event to holders for United States federal income tax purposes if the 5.20% Debentures are treated as equity for United States federal income tax purposes before the maturity is shortened and the 5.20% Debentures of shortened maturity are treated as debt (or, in certain circumstances, are treated as a specified type of preferred equity) for such purposes.

     "Tax Event" means that the Company shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of
(a) any amendment to, clarification of or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling (including the public release of any technical advice memorandum or other private letter ruling), regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an Administrative or Judicial Action), or (c) any amendment to, clarification of or change in any official position with respect to, or any interpretation of (including any position taken in any Internal Revenue Service audit or similar proceeding, in each event, involving the Company), an Administrative or Judicial Action or a law or regulation of the United States that differs from the theretofore generally accepted position or interpretation, in each case, occurring or first publicly released on or after January 21, 1998, there is more than an insubstantial increase in the risk that interest paid by the Company, or original issue discount accrued, on the 5.20% Debentures is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes.

OPTIONAL REDEMPTION

     Each of the 6.15% Notes, the 6.70% Debentures and the 5.20% Debentures will be redeemable as a whole at any time or in part from time to time, at the option of the Company, on not less than 30 or more than 60 days' notice mailed to holders thereof, at a redemption price equal to the greater of (i) 100% of the principal amount thereof, or the Accreted Value in the case of the 5.20% Debentures, and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 10 basis points in the case of the 6.15% Notes, 12.5 basis points in the case of the 6.70% Debentures and 12.5 basis points in the case of the 5.20% Debentures, together, in each case, with accrued interest on the principal amount at maturity being redeemed to the date of redemption.

     In addition, if a Tax Event occurs and in the opinion of nationally recognized independent tax counsel, there would, notwithstanding any shortening of the maturity of the 5.20% Debentures, be more than an insubstantial risk that interest paid by the Company, or original issue discount accrued, on the 5.20% Debentures is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes, the Company will have the right, within 90 days following the occurrence of such Tax Event, to redeem the 5.20% Debentures in whole (but not in part), on not less than 30 or more than 60 days' notice mailed to holders of the 5.20% Debentures, at a redemption price equal to the greater of (i) 100% of the Accreted Value and (ii) the sum of the present values of the Remaining Scheduled Payments, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, together, in either case, with accrued interest on the principal amount at maturity being redeemed to the date of redemption.

     "Accreted Value" as of any date (the Specified Date) means the sum of the present values of the Remaining Scheduled Payments in respect of the 5.20% Debentures, discounted to the Specified Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at 6.90% per annum, which was the initial yield to maturity of the 5.20% Debentures based on the initial public offering price of the 5.20% Debentures set forth on the cover of this Prospectus Supplement.

     "Comparable Treasury Issue" means the United States Treasury Security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 6.15% Notes, the 6.70% Debentures or the 5.20% Debentures, as the case may be. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and SBC Warburg Dillon Read Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a Primary Treasury Dealer), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to each Security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date with respect to such Security, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     On and after the redemption date, interest will cease to accrue on the Securities or any portion thereof called for redemption. On or before any redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Securities to be redeemed on such date. If less than all the Securities of any series are to be redeemed, the Securities to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

DEFEASANCE

     The provisions of the Indenture relating to defeasance described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the accompanying Prospectus apply to each of the 6.15% Notes, the 6.70% Debentures and the 5.20% Debentures.

BOOK-ENTRY SYSTEM

     The Depository Trust Company (the Depositary or DTC) will act as securities depositary for the Securities. The Securities will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One or more fully registered global certificates representing the Securities (the Global Securities) will be issued for each series of the Securities, in the aggregate principal amount of each such series, and will be deposited with the Depositary. The provisions set forth under "Description of Debt Securities -- Global Securities" in the accompanying Prospectus will be applicable to the Securities.

     The following is based on information furnished by the Depositary.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants (Participants) deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants (Direct Participants) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Securities under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Securities on the Depositary's records. The ownership interest of each actual purchaser of each Security represented by a Global Security (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owners entered into the transaction. Transfers of ownership interests in any Global Security representing Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of any Global Security representing Securities will not receive Securities in definitive form representing their ownership interests therein, except in the event that use of the book-entry system for such Securities is discontinued or upon the occurrence of certain other events described herein.

     To facilitate subsequent transfers, all Global Securities representing Securities which are deposited with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Global Securities with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Securities; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Securities. Under its usual procedures, the Depositary mails an omnibus proxy (an Omnibus Proxy) to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Global Securities representing the Securities will be made to Cede & Co., as nominee of the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name", and will be the responsibility of such Participants and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants. Neither the Company nor the Trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the Securities by the Depositary or the Direct or Indirect Participants or for maintaining or reviewing any records of the Depositary or the Direct or Indirect Participants relating to ownership interests in the Securities or the disbursement of payments in respect thereof.

     The Depositary may discontinue providing its services as securities depositary with respect to the Securities at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, and in the event that a successor securities depositary is not obtained, Securities in definitive form are required to be printed and delivered. The Company may decide to discontinue use of a system of book-entry transfers through the Depositary (or a successor securities depositary). In that event, Securities in definitive form will be printed and delivered.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but is subject to any changes to the arrangements between the Company and the Depositary and any changes to such procedures that may be instituted unilaterally by the Depositary.

GENERAL

     Other than the protections which may otherwise be afforded holders of the Securities as a result of the operation of the covenants described under "Covenants" in the accompanying Prospectus, there are no covenants or other provisions which may afford holders of the 6.15% Notes, the 6.70% Debentures or the 5.20% Debentures protection in the event of a leveraged buyout or other highly leveraged transaction involving the Company or any similar occurrence.

                     UNITED STATES FEDERAL INCOME TAXATION

     In the opinion of Chadbourne & Parke LLP, counsel to the Company, the following summary accurately describes the principal United States federal income tax consequences of ownership and disposition of the 5.20% Debentures to initial United States Holders (as defined below) purchasing 5.20% Debentures at the "issue price" (as defined below).

     This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the Code), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein, possibly on a retroactive basis. This summary discusses only 5.20% Debentures held as capital assets within the meaning of
Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a United States Holder in light of its particular circumstances or to United States Holders subject to special rules, such as financial institutions, insurance companies, dealers in securities or foreign currencies, or United States Holders whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. Persons considering the purchase of 5.20% Debentures should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "United States Holder" means a beneficial owner of a 5.20% Debenture that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof or therein (other than a partnership that is not treated as a United States person under any applicable Treasury Regulations which may be issued) or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

PAYMENTS OF INTEREST

     Interest paid on a 5.20% Debenture will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for United States federal income tax purposes. Under the Treasury Regulations (the OID Regulations) governing indebtedness issued with original issue discount (OID), a debenture will not be considered as having been issued with OID if the difference between its stated redemption price at maturity and its issue price is less than a de minimis amount (i.e., 1/4 of 1 percent of the principal amount multiplied by the number of complete years to maturity from the issue date). For this purpose, the issue price of the 5.20% Debenture is the first price to the public at which a substantial amount of the 5.20% Debentures is sold for money (which is expected to be the initial public offering price indicated on the cover of this Prospectus Supplement), and the stated redemption price at maturity of the 5.20% Debenture is its principal amount. If the difference between the stated redemption price at maturity and the issue price of the 5.20% Debenture is less than the de minimis amount, the 5.20% Debenture will not be considered as having been issued with OID under the OID Regulations. United States Holders of the 5.20% Debentures will generally include the de minimis OID in income, as capital gain, as principal payments are made on the 5.20% Debentures. As an alternative, a United States Holder may also make an election to include in gross income all interest that accrues on a 5.20% Debenture (including de minimis OID) in accordance with a constant yield method based on the compounding of interest. On the other hand, if the OID on the 5.20% Debentures is more than de minimis, a United States Holder would be required to include the OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest and in advance of the receipt of the cash payments attributable to such income.

SALE, EXCHANGE OR RETIREMENT OF THE 5.20% DEBENTURES

     Upon the sale, exchange or retirement of a 5.20% Debenture, a United States Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such Holder's adjusted tax basis in the 5.20% Debenture. For these purposes, the amount realized does not include any amount attributable to accrued interest on the 5.20% Debenture. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States Holder's adjusted tax basis in a 5.20% Debenture will generally equal the cost of the 5.20% Debenture to such Holder, increased by any OID previously included in income by the Holder with respect to such 5.20% Debenture (including any de minimis OID included in income pursuant to an election described above under "Payments of Interest").

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Certain noncorporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest on, and the proceeds of disposition of, a 5.20% Debenture. Backup withholding will apply only if the Holder (i) fails to furnish its Taxpayer Identification Number
(TIN) which, for an individual, would be the social security number of such individual, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to report properly payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally and not jointly agreed to purchase, the respective amounts of the Securities set forth opposite its name below:

                                             PRINCIPAL        PRINCIPAL          PRINCIPAL
                                             AMOUNT OF        AMOUNT OF          AMOUNT OF
                   UNDERWRITER              6.15% NOTES    6.70% DEBENTURES   5.20% DEBENTURES
        ----------------------------------  ------------   ----------------   ----------------
        Morgan Stanley & Co.
          Incorporated....................  $117,000,000    $83,400,000        $67,000,000
        J.P. Morgan Securities Inc. ......  116,500,000      83,300,000         66,500,000
        SBC Warburg Dillon Read Inc. .....  116,500,000      83,300,000         66,500,000
                                            ------------   ----------------   ----------------
                  Totals..................  $350,000,000    $250,000,000       $200,000,000
                                            ===========    =============      =============

     The Underwriting Agreement provides that the obligation of the Underwriters to pay for and accept delivery of the Securities is subject to the approval of certain legal matters by their counsel and to certain other conditions. Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Securities if any are taken.

     The Company has been advised by the Underwriters that they initially propose to offer the Securities in part directly to purchasers at the respective initial public offering prices set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such prices less a concession of .40% of the principal amount of the 6.15% Notes, .50% of the principal amount of the 6.70% Debentures and .45% of the principal amount of the 5.20% Debentures. The Underwriters may allow, and such dealers may reallow, a concession not to exceed .25% of the principal amount of the 6.15% Notes, .25% of the principal amount of the 6.70% Debentures and .25% of the principal amount of the 5.20% Debentures to certain brokers and dealers. After the initial offering of the Securities, the offering prices and other selling terms may from time to time be varied by the Underwriters.

     There is no public trading market for the 6.15% Notes, the 6.70% Debentures or the 5.20% Debentures and the Company does not intend to apply for listing of the Securities on any national securities exchange or for quotation of the Securities on any automated dealer quotation system. The Company has been advised by the Underwriters that they presently intend to make a market in the Securities after the consummation of the offering contemplated hereby, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. No assurance can be given as to the liquidity of the trading market for any of the Securities or that an active public market for any of the Securities will develop. If an active public trading market for any of the Securities does not develop, the market price and liquidity of such Securities may be adversely affected. If any of the Securities are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors.

     In order to facilitate the offering of the Securities, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Securities. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Securities for their own account. In addition, to cover allotments or to stabilize the price of the Securities, the Underwriters may bid for, and purchase the Securities in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing the Securities in the offering if the syndicate repurchases previously distributed Securities in transactions to cover syndicate short positions in stabilization transactions or otherwise. Any of these activities may stabilize or maintain market prices of the Securities above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and will be required to contribute to payments which the Underwriters may be required to make in respect thereof.

     From time to time certain Underwriters and their affiliates have provided, and continue to provide, investment banking and commercial banking services to the Company.

PROSPECTUS

                       ROCKWELL INTERNATIONAL CORPORATION

                                DEBT SECURITIES

                            ------------------------

     Rockwell International Corporation, a Delaware corporation (the Company), intends to offer from time to time its debt securities of one or more series (the Debt Securities) in an aggregate principal amount (or net proceeds, in the case of Debt Securities issued at an original issue discount) of up to $1,000,000,000 or the equivalent thereof in one or more foreign or composite currencies, on terms to be determined at the time of sale. The Debt Securities may be issued as convertible Debt Securities which, unless previously redeemed, repaid or otherwise purchased or acquired, will be convertible, at any time during a specified conversion period, into shares of Common Stock, par value $1 per share (the Common Stock), of the Company. The specific designation, aggregate principal amount, authorized denominations, purchase price, maturity, rate (or manner of calculation thereof) and time of payment of any interest, any redemption terms, any conversion terms, the currency or composite currency in which the Debt Securities or any interest thereon shall be payable or other specific terms and any listing on a securities exchange of the series of Debt Securities in respect of which this Prospectus is being delivered (the Offered Debt Securities) are set forth in the accompanying Prospectus Supplement, together with the terms of offering of the Offered Debt Securities.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

     The Debt Securities will be sold directly, through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution". If any agents of the Company or any underwriters are involved in the sale of the Offered Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts are set forth in the Prospectus Supplement. The net proceeds to the Company from such sale are also set forth in the Prospectus Supplement.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 7, 1998.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which are on file (File No. 1-12383) with the Securities and Exchange Commission (the Commission), are incorporated herein by reference and made a part hereof:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997;

          (b) The Company's Current Report on Form 8-K dated October 10, 1997;
     and

          (c) The description of the Common Stock and the Company's Preferred Share Purchase Rights (the Rights) which is incorporated in the Company's Registration Statement on Form 8-A dated October 30, 1996 by reference to the material under the caption "Description of New Rockwell Capital Stock" on pages 105-115 of the Company's Proxy Statement-Prospectus dated October 29, 1996 constituting a part of the Company's Registration Statement on Form S-4 (Registration No. 333-14969).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated by reference in the Registration Statement of which this Prospectus is a part (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such request should be directed to Mr. A. Lee Shull, Jr., Vice President, Investor Relations, Rockwell International Corporation, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3123 (telephone number (412) 565-7436).

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information relating to its business, financial condition and other matters with the Commission. This Prospectus contains information concerning the Company but does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and exhibits thereto, or amendments thereto, which the Company has filed or may file with the Commission under the Securities Act of 1933, as amended (the Securities Act). Such reports, proxy statements, Registration Statement and exhibits and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission (http://www.sec.gov).

     The Common Stock is listed on the New York and Pacific Stock Exchanges. Reports, proxy statements and other information concerning the Company can be inspected at such exchanges.
                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES. SPECIFICALLY, UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, DEBT SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

                                  THE COMPANY

     The Company is a global electronics company with leadership positions in automation, avionics and communications and semiconductor systems. The Company was incorporated in 1996 and is the successor to the former Rockwell International Corporation as the result of a tax-free reorganization completed on December 6, 1996, pursuant to which the Company divested its former Aerospace and Defense businesses to The Boeing Company. The predecessor corporation was incorporated in 1928. On September 30, 1997, the Company completed the spin-off of its automotive component systems business into an independent, separately traded, publicly held company named Meritor Automotive, Inc. As used herein the term "the Company" includes subsidiaries and predecessors unless the context indicates otherwise.

     The Company's business segments are engaged in research, development and manufacture of electronics products as follows:

    Automation -- industrial automation equipment and systems, including control logic, sensors, human-machine interface devices, motors, power and mechanical devices and software products.

    Avionics & Communications -- avionics products and systems and related communications technologies primarily used in commercial and military aircraft and defense electronic systems for command, control, communications and intelligence.

    Semiconductor Systems -- system-level semiconductor chipset solutions for personal communications electronics markets such as personal computers, personal imaging devices, wireless communications products, network access devices and digital information and entertainment products, as well as electronic commerce products for call center systems and personalized electronic commerce applications.

     The Company has its principal executive offices at 600 Anton Boulevard, Suite 700, Costa Mesa, California 92626-7147 (telephone number (714) 424-4565).

                                USE OF PROCEEDS

     Except as may otherwise be set forth in the Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Debt Securities offered hereby will be added to the Company's general funds which will be available for general corporate purposes. Pending application of the funds, the Company will use the net proceeds of the Debt Securities for short-term investments.

                         SELECTED FINANCIAL INFORMATION

     The following selected consolidated financial data in respect of the Company's continuing operations have been excerpted or derived from, and should be read in conjunction with, the consolidated financial statements and other information and data contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997.

                                                         FISCAL YEAR ENDED SEPTEMBER 30,
                                                --------------------------------------------------
                                                 1997       1996       1995       1994       1993
                                                ------     ------     ------     ------     ------
                                                (IN MILLIONS, EXCEPT PER SHARE AND RATIO AMOUNTS)
INCOME STATEMENT DATA:
Sales:
  Automation..................................  $4,494     $4,165     $3,590     $2,085     $1,716
  Avionics & Communications...................   1,689      1,470      1,461      1,409      1,396
  Semiconductor Systems.......................   1,579      1,593        875        691        530
  Divested business(1)........................      --         --         11          8         15
                                                ------     ------     ------     ------     ------
          Total...............................  $7,762     $7,228     $5,937     $4,193     $3,657
                                                ======     ======     ======     ======     ======
Operating earnings:
  Automation..................................  $  598     $  537     $  481     $  265     $  193
  Avionics & Communications...................     253        166        182        183        220
  Semiconductor Systems.......................     231        330        113         98         57
  Purchased research and development(2).......     (53)      (121)        --         --         --
  Restructuring charge(3).....................      --        (76)        --         --         --
  Divested business(1)........................      --         --        (31)        (9)        (4)
                                                ------     ------     ------     ------     ------
          Total...............................  $1,029     $  836     $  745     $  537     $  466
                                                ======     ======     ======     ======     ======
Interest expense..............................  $   27     $   22     $   14     $    5     $    5
                                                ======     ======     ======     ======     ======
Income from continuing operations(4)..........  $  586     $  451     $  368     $  285     $  240
                                                ======     ======     ======     ======     ======
Earnings per share from continuing
  operations(4)...............................  $ 2.74     $ 2.07     $ 1.69     $ 1.29     $ 1.09
                                                ======     ======     ======     ======     ======
Cash dividends per share......................  $ 1.16     $ 1.16     $ 1.08     $ 1.02     $ 0.96
                                                ======     ======     ======     ======     ======
Average Outstanding Shares....................   213.8      217.6      217.2      220.5      219.8
                                                ======     ======     ======     ======     ======
BALANCE SHEET DATA: (at end of period)
  Working Capital.............................  $1,714     $1,474     $1,426     $2,232     $2,080
  Total Assets................................   7,971      8,976      8,160      5,539      5,310
  Long-Term Debt..............................     156        156        167         17         11
  Shareowners' Equity.........................   4,811      4,256      3,782      3,356      2,956

RATIO OF EARNINGS TO FIXED CHARGES(5).........    11.1        9.8       10.3       11.3       10.0

---------------
(1) The divested business is the Semiconductor Systems Local Area Networking product line.

(2) In 1997, purchased research and development of $30 million and $23 million relates to the acquisition of a Semiconductor Systems business and the remaining interest in an Automation software business, respectively. In 1996, purchased research and development relates to the acquisition of a Semiconductor Systems business.

(3) The 1996 restructuring charge relates to the business segments as follows:
    Automation, $11 million; Avionics & Communications, $50 million; and Corporate, $15 million.

(4) Includes special charges of $42 million, or 20 cents per share, in 1997 and $121 million, or 56 cents per share, in 1996 relating to the write-off of purchased research and development in connection with acquisitions.

(5) In computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, adjusted for minority interest income or loss of subsidiaries, undistributed earnings of affiliates, and fixed charges exclusive of capitalized interest. Fixed charges consist of interest on borrowings and that portion of rentals deemed representative of the interest factor.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Offered Debt Securities sets forth the terms of the offering of the Offered Debt Securities, including the name or names of any underwriters and the respective amounts of the Offered Debt Securities underwritten or purchased by each of them, the purchase price of the Offered Debt Securities and the proceeds to the Company from such sale, any discounts, commissions or other items constituting compensation from the Company, any initial public offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Debt Securities may be listed.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     In connection with an offering of Debt Securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debt Securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position. In addition, underwriters may bid for, and purchase, Debt Securities in the open market to cover syndicate short positions or to stabilize the price of the Debt Securities. The underwriting syndicate may also reclaim selling concessions allowed for distributing the Debt Securities in the offering if the syndicate repurchases previously distributed Debt Securities in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debt Securities above independent market levels. Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain purchasers to purchase Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts and the date or dates in the future for delivery of the Offered Debt Securities pursuant to such contracts.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture (the Indenture) dated as of December 1, 1996 between the Company and The Chase Manhattan Bank (successor to Mellon Bank, N.A.), as trustee (the Trustee). Copies of the Indenture may be obtained from the Commission in the manner set forth above under "Available Information". Certain provisions of the Indenture are summarized below. Such summaries are subject to, and are qualified by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Numerical references in parentheses below are to sections of the Indenture. Whenever particular provisions or sections of the Indenture or terms defined therein are referred to herein, such provisions, sections or definitions are incorporated by reference as a part of the statements made, and the statements are qualified by such reference. Unless otherwise indicated, capitalized terms used herein that are defined in the Indenture shall have the meanings ascribed to such terms in the Indenture.

     The description below sets forth certain general terms and provisions of the Debt Securities. The specific terms of the Offered Debt Securities, as well as any modifications of or additions to the general terms of the Debt Securities set forth below that may be applicable in the case of the Offered Debt Securities, are described in the Prospectus Supplement. Accordingly, for a description of the terms of the Offered Debt Securities, reference must be made to both the Prospectus Supplement and the description of the Debt Securities set forth in this Prospectus.

GENERAL

     The Indenture does not limit the amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company in one or more series. Under the Indenture, the Company has the ability to issue Debt Securities with terms different from those of Debt Securities previously issued thereunder, and without the consent of the holders thereof, to issue additional amounts of a series of Debt Securities (with different dates for payments, different rates of interest and in a different Currency or Currencies). Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities, as applicable: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities and any limit on the aggregate principal amount of Debt Securities of such series; (3) if other than Dollars, the Currency or Currencies in which the Offered Debt Securities are to be denominated, the manner in which the Dollar equivalent of the principal amount is to be determined upon original issuance and if any payment of principal of (or premium, if any) or interest, if any, on or any other amount in respect of the Offered Debt Securities will be payable other than in Dollars, the Currency or Currencies in which such payment shall be payable; (4) the date or dates, or the method by which such date or dates will be determined or extended, on which the principal of (and premium, if any, on) the Offered Debt Securities will be payable; (5) the rate or rates, or the method of determination thereof, at which the Offered Debt Securities shall bear interest, if any, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the date or dates on which such interest shall be payable and for any Registered Securities the Regular Record Dates, if any, for such interest payment dates, or the method by which such date or dates shall be determined, and the basis on which any interest shall be calculated if other than on the basis of a 360-day year of twelve 30-day months; (6) the place or places where principal of (and premium, if any) and interest, if any, on the Offered Debt Securities may be payable, where any Registered Securities may be surrendered for registration of transfer and where Offered Debt Securities may be exchanged and notices and demands may be served or published; (7) the period or periods within which, the price or prices at which, the Foreign Currency or Foreign Currencies, if any, in which and the other terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which, the Foreign Currency or Foreign Currencies, if any, in which, and the other terms and conditions upon which Offered Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (9) the denomination of any Registered Security (if other than $1,000 or any integral multiple thereof) and of any Bearer Security (if other than $10,000 or any integral multiple thereof); (10) the portion of the principal amount of the Offered Debt Securities, if other than the principal amount thereof, payable upon acceleration of Maturity thereof or the method by which such portion shall be determined; (11) whether Offered Debt Securities are to be Registered Securities, Bearer Securities or both, are to be issuable with or without coupons or both, and the terms upon which Bearer Securities may be exchanged for Registered Securities, if other than in the manner provided in the Indenture, and, in the case of Bearer Securities, the date as of which such Bearer Securities shall be dated (if other than the date of original issuance of the first security of like tenor and term to be issued);
(12) whether Offered Debt Securities are to be issued in whole or in part in the form of a Global Security, and in such case the Depositary, whether such global form is temporary or permanent, whether beneficial owners of interests in any Permanent Global Security may exchange such interests for Debt Securities of such series in certificated form and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and any applicable Exchange Date; (13) whether any additional amounts will be payable by the Company on the Offered Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem the Offered Debt Securities rather than pay such additional amounts (and the terms and conditions of any such option); (14) if the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Debt Securities may be determined with reference to an index, the manner in which such amounts shall be determined; (15) the person to whom any interest on any Registered Security shall be payable, if other than the person in whose name such Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date, the manner in which, or person to whom, any interest on any Bearer Security will be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they mature, and the extent to which any interest payable on an Interest Payment Date on any temporary Global Security will be paid if other than in the manner provided in the Indenture; (16) any Events of Default or covenants applicable to the Offered Debt Securities if other than as set forth in the Indenture; (17) the application, if any, of the defeasance or covenant defeasance provisions of the Indenture to the Offered Debt Securities; (18) the designation of the initial Exchange Rate Agent, if applicable; (19) the terms and conditions upon which the Offered Debt Securities will be convertible into or exchangeable for Common Stock, if applicable; (20) if other than the Trustee, the identity of the trustee, Authenticating Agent, Security Registrar and/or Paying Agent; and (21) any other terms of the Offered Debt Securities. (Section 3.01).

     Additional provisions of the Indenture, such as interest rate reset and extension provisions, may be made applicable to the Offered Debt Securities, as described in the Prospectus Supplement.

     If any series of Debt Securities is sold for, is payable in or is denominated in one or more Foreign Currencies, applicable restrictions, elections, tax consequences, specific terms and other information with respect to such series of Debt Securities and such Foreign Currency or Foreign Currencies shall be set forth in the Prospectus Supplement relating thereto.

     If the Debt Securities are being issued as original issue discount securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below the stated principal amount, the United States federal income tax consequences and other considerations applicable to such original issue discount securities will be described in the Prospectus Supplement relating thereto.

     The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company, unless otherwise indicated in the applicable Prospectus Supplement. Other than the protections which may otherwise be afforded holders of Debt Securities as a result of the operation of the covenants described under "Covenants" below or as may be made applicable to the Offered Debt Securities as described in the Prospectus Supplement, there are no covenants or other provisions which may afford holders of Debt Securities protection in the event of a leveraged buyout or other highly leveraged transaction involving the Company or any similar occurrence.

FORM, DENOMINATIONS, REGISTRATION, TRANSFER AND EXCHANGE

     Debt Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities denominated in Dollars (other than Registered Securities in global form, which may be in any denomination) are issuable in denominations of $1,000 and any integral multiple thereof and Bearer Securities denominated in Dollars (other than Bearer Securities in global form, which may be in any denomination) are issuable in denominations of $10,000 and any integral multiple thereof. The Indenture provides that Debt Securities of a series may be issuable in global form. See "Global Securities" below. Unless otherwise indicated in the applicable Prospectus Supplement, Bearer Securities (other than Global Securities) will have interest coupons attached. (Sections
2.01 and 3.02).

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations, of like aggregate principal amount, tenor and terms. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the holder, but subject to applicable laws, upon request confirmed in writing and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of like aggregate principal amount, tenor and terms. Bearer Securities surrendered in exchange for Registered Securities of the same series between the close of business on a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, Bearer Securities will not otherwise be issued in exchange for Registered Securities. (Section 3.05).

     In connection with its original issuance, no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined below under "Limitations on Issuance of Bearer Securities") and, unless otherwise specified in the applicable Prospectus Supplement, a Bearer Security may be delivered in connection with its original issuance only if the person entitled to receive such Bearer Security furnishes written certification, in the form required by the Indenture.

     Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to such series of Debt Securities, without service charge and upon payment of any taxes and other governmental charges. (Section 3.05). If the Prospectus Supplement refers to any transfer agent (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or Security Registrar) acts, except that, if Debt Securities of a series are issuable as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 10.02).

     In the event of any redemption, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period of 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except the unredeemed portion of any

Registered Security being redeemed in part; or (iii) exchange any Bearer Security selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of like tenor and terms of that series, provided that such Registered Security shall be simultaneously surrendered for redemption. (Section 3.05).

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or the Depositary's nominee. Global Securities may be issued in fully registered or bearer form and may be issued in either temporary or permanent form.

     The Company anticipates that the following provisions will generally apply to depository arrangements. The specific terms of the depository arrangement with respect to a series of Debt Securities and whether all or any part of Offered Debt Securities will be issued in the form of one or more Global Securities will be described in the Prospectus Supplement relating to such series.

     Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole between the Depositary for such Global Security and its nominee or by the Depositary or any nominee to a successor of the Depositary or a nominee of such successor.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary (Participants). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of (and premium, if any) and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities or any agent, underwriter or dealer through which such Debt Securities are offered or sold will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal (or premium, if any) or interest, if any, in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such Participants.

     If a Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series to Participants in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may, at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series to Participants in exchange for the Global Security or Securities representing such series of Debt Securities. (Section 3.05).

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     Unless otherwise provided in the applicable Prospectus Supplement, in compliance with United States federal tax laws and regulations, Bearer Securities (including Debt Securities in global form) may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons (each as defined below) other than to a Qualifying Branch of a United States Financial Institution (as defined below) or a United States person acquiring Bearer Securities through a Qualifying Branch of a United States Financial Institution and any underwriters, agents and dealers participating in the offering of Debt Securities must agree that they will not offer any Bearer Securities for sale or resale in the United States or to United States persons (other than a Qualifying Branch of a United States Financial Institution or a United States person acquiring Bearer Securities through a Qualifying Branch of a United States Financial Institution) or deliver Bearer Securities within the United States. In addition, any such underwriters, agents and dealers must agree to send confirmations to each purchaser of a Bearer Security confirming that such purchaser represents that it is not a United States person or is a Qualifying Branch of a United States Financial Institution and, if such person is a dealer, that it will send similar confirmations to purchasers from it. The term "Qualifying Branch of a United States Financial Institution" means a branch located outside the United States of a United States securities clearing organization, bank or other financial institution listed under Treasury Regulation Section 1.165-12(c)(1)(v) that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the Code), and the regulations thereunder.

     Bearer Securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." Under Sections 165(j) and 1287(a) of the Code, holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

     The term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and the term "United States" means the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

PAYMENT AND PAYING AGENTS

     Unless otherwise provided in the applicable Prospectus Supplement, the Place of Payment for a series of Debt Securities issuable solely as Registered Securities will be New York, New York and the Company has initially designated an office of the Trustee for this purpose. Notwithstanding the foregoing, at the option of the Company, interest, if any, may be paid on Registered Securities by (i) check mailed to the address of the person entitled thereto as such person's address appears in the Security Register or (ii) transfer to an account located in the United States maintained by the person entitled thereto as specified in the Security Register. (Sections 3.07, 10.01 and 10.02). Unless otherwise provided in the applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. (Section 3.07).

     If Debt Securities of a series are issuable as Bearer Securities, unless otherwise provided in the applicable Prospectus Supplement, the Company will be required to maintain an office or agency outside the United States at which, subject to any applicable laws and regulations, the principal of (and premium, if any) and interest, if any, on such series will be payable; provided that, if required in connection with any listing of such Debt Securities on The Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States, the Company will maintain an office or agency for such Debt Securities in London or Luxembourg or any city located outside the United States required by such stock exchange. (Section 10.02). The initial locations of such offices and agencies will be specified in the applicable Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest, if any, on Bearer Securities may be made, at the holder's option, by (i) check in the Currency designated by the Bearer Security presented or mailed to an address outside the United States or (ii) transfer to an account in such Currency maintained by the person entitled thereto with a bank located outside the United States. (Sections 3.07 and 10.02). Unless otherwise provided in the applicable Prospectus Supplement, payment of installments of interest on any Bearer Securities on or before Maturity will be made only against surrender of coupons for such interest installments as they severally mature. (Section 10.01). Unless otherwise provided in the applicable Prospectus Supplement, no payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to an address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest, if any, on Bearer Securities payable in Dollars may be made at an office of the Company's Paying Agent in the United States if (but only if) payment of the full amount thereof in Dollars at all offices outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and the Trustee has received an Opinion of Counsel that such payment within the United States is legal. (Sections 3.07 and 10.02).

     The Company may from time to time designate additional offices or agencies for payment with respect to any Debt Securities, approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency.

     Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, on any Debt Security that is payable in a Currency other than Dollars will be made in Dollars in the event that such Currency (i) ceases to be used both by the government of the country that issued the Currency and by a central bank or other public institution of or within the international banking community for the settlement of transactions, (ii) is the ECU and ceases to be used both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) is any Currency unit (or composite Currency) other than the ECU and ceases to be used for the purposes for which it was established. (Section 3.10).

     All moneys deposited with the Trustee or any Paying Agent or held for the payment of principal of (or premium, if any) or interest, if any, on any Debt Security or any coupon appertaining thereto that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, at the request of the Company, be repaid to the Company and the holder of such Debt Security or any coupon appertaining thereto will thereafter look only to the Company for payment thereof. (Section 10.03).

CONVERTIBLE DEBT SECURITIES

     The terms and conditions upon which any convertible Debt Securities of a series may be converted into shares of Common Stock, including the initial conversion price or rate and the conversion period, and other provisions applicable thereto, will be set forth in the Prospectus Supplement relating thereto. See "Description of Capital Stock".

CERTAIN DEFINITIONS

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary. "Unrestricted Subsidiary" means any Subsidiary designated as such from time to time by the Company. (Section 1.01). Subject to various limitations, the Company may from time to time designate any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary. (Section 10.07). Unrestricted Subsidiaries will not be restricted by the various provisions of the Indenture applicable to Restricted Subsidiaries, and the debt of Unrestricted Subsidiaries will not be consolidated with that of the Company and its Restricted Subsidiaries in calculating Consolidated Funded Debt under the Indenture.

     "Secured Debt" means indebtedness for money borrowed (other than indebtedness among the Company and Restricted Subsidiaries), which is secured by a mortgage or other lien on any Principal Property of the Company or a Restricted Subsidiary or a pledge, lien or other security interest on the stock or indebtedness of a Restricted Subsidiary. (Section 1.01).

     "Funded Debt" means (a) indebtedness for money borrowed having a maturity of more than 12 months, (b) certain obligations in respect of lease rentals and
(c) the higher of the par value or liquidation value of preferred stock of a Restricted Subsidiary that is not owned by the Company or a Wholly-owned Restricted Subsidiary, but, in the case of the Company, does not include certain debt subordinate to the Debt Securities. (Section 1.01).

     "Principal Property" includes any real property (including buildings and other improvements) of the Company or any Restricted Subsidiary, owned at the date of the Indenture or thereafter acquired (other than any pollution control facility, cogeneration facility or small power production facility acquired after the date of the Indenture), which (i) has a book value in excess of 5% of Shareowners' Equity and (ii) in the opinion of the Board of Directors is of material importance to the total business conducted by the Company and its Restricted Subsidiaries as a whole. (Section 1.01).

     "Sale and Lease-Back Transaction" means, subject to certain exceptions, sales or transfers of any Principal Property owned by the Company or any Restricted Subsidiary which has been in full operation for more than 180 days prior to such sale or transfer, where the Company or such Restricted Subsidiary has the intention of leasing back such property for more than 36 months but discontinuing the use of such property on or before the expiration of the term of such lease. (Section 10.06).

     "Shareowners' Equity" means, at any date of computation, the aggregate of capital stock, capital surplus and earned surplus, after deducting the cost of shares of capital stock of the Company held in its treasury, of the Company and its Restricted Subsidiaries, as consolidated and determined in accordance with generally accepted accounting principles. (Section 1.01).

COVENANTS

     Limitations on Liens. The Company and its Restricted Subsidiaries are prohibited from creating, incurring, assuming or suffering to exist any Secured Debt without equally and ratably securing the outstanding Debt Securities. The foregoing restrictions are not applicable to (i) Secured Debt existing at the date of the Indenture; (ii) liens on property acquired or constructed after the date of the Indenture by the Company or a Restricted Subsidiary and created contemporaneously with, or within twelve months after, such acquisition or the completion of such construction to secure all or any part of the purchase price of such property or the cost of such construction; (iii) mortgages on property of the Company or a Restricted Subsidiary created within twelve months of completion of construction of a new plant or plants on such property to secure all or part of the cost of such construction; (iv) liens on property existing at the time such property is acquired; (v) liens on stock acquired after the date of the Indenture by the Company or a

Restricted Subsidiary if the aggregate cost thereof does not exceed 10% of Shareowner's Equity; (vi) liens securing indebtedness of a successor corporation to the Company to the extent permitted by the Indenture; (vii) liens securing indebtedness of a Restricted Subsidiary outstanding at the time it became a Restricted Subsidiary; (viii) liens securing indebtedness of any person outstanding at the time it is merged with or substantially all its properties are acquired by the Company or any Restricted Subsidiary; (ix) liens on property or on the outstanding shares or indebtedness of a corporation existing at the time such corporation becomes a Restricted Subsidiary; (x) liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and any Federal, state or municipal government or other governmental body or agency; (xi) extensions, renewals or replacements of the foregoing permitted liens to the extent of the original amounts thereof; (xii) liens in connection with government and certain other contracts; (xiii) certain liens in connection with taxes or legal proceedings; (xiv) certain other liens not related to the borrowing of money; and (xv) liens in connection with Sale and Lease-Back Transactions as described under "Limitations on Sale and Lease-Back". (Section 10.05).

     In addition, the Company and its Restricted Subsidiaries may have Secured Debt not otherwise permitted without equally and ratably securing the outstanding Debt Securities if the sum of (a) the amount of such Secured Debt plus (b) the aggregate value of Sale and Lease-Back Transactions (subject to certain exceptions) described below, does not exceed 10% of Shareowners' Equity. (Section 10.05).

     Limitations on Sale and Lease-Back. Sale and Lease-Back Transactions are prohibited unless (a) the Company or its Restricted Subsidiaries would be entitled to incur Secured Debt equal to the amount realizable upon such sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the outstanding Debt Securities; or (b) an amount equal to the greater of net proceeds of the sale or fair value of the property sold as determined by the Board of Directors is applied within 180 days of any such transaction (i) to the retirement of Consolidated Funded Debt or indebtedness of the Company or a Restricted Subsidiary that was Funded Debt at the time it was created or (ii) to the purchase of other Principal Property having a value at least equal to the greater of such amounts; or (c) the Sale and Lease-Back Transaction involved was an industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and any Federal, state, municipal government or other governmental body or agency. (Section 10.06).

     Certain Limitations on Merger of the Company. The Company may consolidate with or merge into any other corporation, or convey or transfer its properties and assets substantially as an entirety to any other Person, provided certain specified conditions are met. (Sections 8.01 and 8.02). If, upon any consolidation or merger of the Company with or into any other corporation or upon any conveyance or transfer of its properties and assets substantially as an entirety to any other Person, any Principal Property of the Company or a Restricted Subsidiary would thereupon become subject to any mortgage, security interest, pledge, lien or encumbrance not otherwise permitted under the Indenture, the Company will, prior to such transaction, secure the outstanding Debt Securities, equally and ratably with any other indebtedness of the Company then entitled to be so secured, by a direct lien on such Principal Property and certain other properties. (Section 8.03). The successor corporation formed by any consolidation or merger, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety, shall succeed to and be substituted for the Company under the Indenture and thereafter the Company shall be relieved of all obligations and covenants under the Indenture, the Debt Securities and any coupons. (Section 8.02).

DEFEASANCE AND COVENANT DEFEASANCE

     Defeasance. The Indenture provides as to any series of Debt Securities to which the provisions described in this paragraph are made applicable, that the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer and exchange of such Debt Securities, to replace mutilated, destroyed, lost or stolen Debt Securities, to compensate, reimburse and indemnify the Trustee, to maintain an office or agency with respect to the Debt Securities and to hold moneys for payment in trust) upon irrevocable deposit with the Trustee, in trust, of money or U.S. government securities (as described in the Indenture) or a combination thereof, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (i) the principal of (and premium, if any) and each installment of principal of (and premium, if any) and interest, if any, on such Debt Securities on the Stated Maturity of such principal or installment of principal or interest, if any, and
(ii) any mandatory sinking fund payments or analogous payments applicable to Debt Securities of such series on the day on which such payments are due and payable in accordance with the terms of the Indenture and such Debt Securities. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. Such opinion must refer to or be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. In the event of any such deposit and discharge, the holders of such Debt Securities would thereafter be entitled to look only to such trust fund for payment of principal of (and premium, if any) and interest, if any, on the Debt Securities. (Section 4.03).

     Covenant Defeasance. The Indenture provides as to any series of Debt Securities to which the provisions described in this paragraph are made applicable, that (i) the Company may omit to comply with the covenants contained in Sections 10.05 (Limitations on Liens), 10.06 (Limitations on Sale and Lease-
Back) and 10.07 (Limitations on Change in Subsidiary Status) of the Indenture and (ii) such noncompliance shall not be deemed to be an Event of Default under the Indenture and the Debt Securities upon irrevocable deposit with the Trustee, in trust, of money or U.S. government securities or a combination thereof, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge
(x) the principal of (and premium, if any) and each installment of principal of (and premium, if any) and interest, if any, on such Debt Securities on the Stated Maturity of such principal or installment of principal or interest, if any, and (y) any mandatory sinking fund payments or analogous payments applicable to Debt Securities of such series on the day on which such payments are due and payable in accordance with the terms of the Indenture and such Debt Securities. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. The obligations of the Company under the Indenture and Debt Securities other than with respect to the covenants referred to above and the Events of Default other than the Event of Default referred to above shall remain in full force and effect. (Section 10.09).

     The Prospectus Supplement will state if any defeasance provision will apply to the Debt Securities.

MODIFICATION OF INDENTURE AND WAIVER OF CERTAIN COVENANTS

     With the consent of the holders of at least a majority in principal amount of the outstanding Debt Securities of each series affected, the Trustee and the Company may execute a supplemental indenture to change the Indenture or modify the rights of the holders of Debt Securities of any such series, but, without the consent of the holder of each outstanding Debt Security so affected, a supplemental indenture may not, among other things, (i) change the maturity of principal or interest, if any, on any Debt Security, or reduce the principal amount thereof or the rate of interest, if any, thereon or any premium payable on redemption, or (ii) reduce the aforesaid percentage of holders of Debt Securities of such series whose consent shall be required to authorize any such supplemental indenture. (Section 9.02).

     The holders of a majority in principal amount of the Debt Securities of any series at the time outstanding may waive compliance by the Company with certain covenants in the Indenture with respect to Debt Securities of such series. (Section 10.08).

     The Indenture provides that in determining whether the holders of the requisite principal amount of the Debt Securities of a series then outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of a Security denominated in one or more Foreign Currencies shall be deemed to be the Dollar equivalent, determined on the date of original issuance of such Security, of the principal amount thereof (or, in the case of an Original Issue Discount Security or Indexed Security, the Dollar equivalent on the original issuance date of such Security of the principal amount determined as provided in (i) above or (iii) below), (iii) the principal amount of any Indexed Security that will be deemed outstanding will be equal to the principal face amount of such Indexed Security at original issuance unless otherwise provided with respect to such Security pursuant to the Indenture, and (iv) Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such obligor will be disregarded and deemed not to be outstanding. (Section 1.01).

     The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. (Section 13.01). A meeting may be called at any time by the Trustee for such Debt Securities, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. (Section 13.02). Except for any consent that must be given by the holder of each Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage in principal amount of Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage, which is greater than a majority, in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Debt Securities of such series will constitute a quorum. (Section 13.04).

DEFAULTS AND CERTAIN RIGHTS ON DEFAULT

     An Event of Default with respect to any series of Debt Securities is defined as being any of the following events and such other events as may be established for the Debt Securities of such series: default for 30 days in payment of any interest on the Debt Securities of such series; default in payment of principal of (and premium, if any, on) the Debt Securities of such series at Maturity; default for 5 days in payment of any sinking fund payment with respect to Debt Securities of such series; default for 90 days after notice in performance of any other covenant in the Indenture; or certain events of bankruptcy, insolvency, receivership or reorganization relating to the Company. An Event of Default with respect to Debt Securities of a particular series does not necessarily constitute an Event of Default with respect to any other series. The Company will be required to deliver to the Trustee annually a written statement as to the fulfillment of its obligations under the Indenture. In case an Event of Default should occur and be continuing with respect to any series of Debt Securities, the Trustee or the holders of at least 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal of all the Debt Securities of such series to be due and payable. Such declaration may, under certain circumstances, be rescinded by the holders of a majority in principal amount of the Debt Securities of such series at the time outstanding. (Sections 5.01, 5.02 and 10.04).

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders of Debt Securities shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for indemnification and certain limitations contained in the Indenture, the holders of a majority in principal amount of the Debt Securities of any series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of such series. The holders of a majority in principal amount of the Debt Securities of any series at the time outstanding may, in certain cases, waive any past default with respect to Debt Securities of such series except a default in payment of principal of, or premium, if any, or interest on any of the Debt Securities of such series. (Sections 5.12, 5.13 and 6.03).

GOVERNING LAW

     The Indenture and the Debt Securities and any coupons appertaining thereto will be governed by and construed in accordance with the laws of the State of New York. (Section 1.12).

CONCERNING THE TRUSTEE

     The Trustee is one of a number of banks with which the Company maintains ordinary banking relationships and with which the Company maintains credit facilities.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company, as amended or superseded by the applicable Prospectus Supplement, includes a summary of certain provisions of the Company's Restated Certificate of Incorporation, as amended (the Certificate of Incorporation), and its By-Laws (the By-Laws). Such description is subject to the detailed provisions of, and is qualified by reference to, the Certificate of Incorporation and the By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Company is authorized to issue (i) 1,000,000,000 shares of Common Stock and (ii) 25,000,000 shares of Preferred Stock, without par value (Preferred Stock), of which 2,500,000 shares have been designated as Series A Junior Participating Preferred Stock (Junior Preferred Stock) for issuance in connection with the exercise of the Rights. See "Rights Plan".

     The Certificate of Incorporation authorizes the Board of Directors to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series. The authorized shares of Preferred Stock, as well as Common Stock, will be available for issuance without further action by the Company's shareowners, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. If the approval of the Company's shareowners is not so required, the Board of Directors may determine not to seek shareowner approval.

     Certain of the provisions described under this section entitled "Description of Capital Stock" could have the effect of discouraging transactions that might lead to a change of control of the Company.

COMMON STOCK

     Holders of Common Stock will be entitled to such dividends as may be declared by the Board of Directors out of any funds of the Company legally available therefor. Dividends may not be paid on Common Stock unless all accrued dividends on Preferred Stock, if any, have been paid or set aside. In the event of any liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding Preferred Stock, if any. Each holder of Common Stock will be entitled to one vote for each such share outstanding in such holder's name. No holder of Common Stock will be entitled to cumulate such holder's votes in voting for directors. The Certificate of Incorporation provides that, unless otherwise determined by the Board of Directors, no holder of Common Stock will, as such holder, have any right to purchase or subscribe for any stock of any class which the Company may issue or sell.

     The transfer agent and registrar for shares of Common Stock is ChaseMellon Shareholder Services, L.L.C.

CERTAIN PROVISIONS IN THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     Pursuant to the Certificate of Incorporation, the number of directors will be fixed by the Board of Directors. The directors (other than those elected by the holders of any series of Preferred Stock or any other series or class of stock) will be divided into three classes, each class to consist as nearly as possible of one-third of the directors. Directors elected by shareowners at an Annual Meeting of Shareowners will be elected by a plurality of all votes cast at such annual meeting. The term of the successors of each such class of directors expires three years from the year of election.

     The Certificate of Incorporation contains a provision (the Fair Price Provision) pursuant to which a Business Combination (as defined in the Certificate of Incorporation) between the Company or a subsidiary of the Company and an Interested Shareowner (as defined in the Certificate of Incorporation) requires approval by the affirmative vote of the holders of not less than 80 percent of the voting power of all the outstanding capital stock of the Company entitled to vote generally in the election of directors (the Voting Power), voting together as a single class, unless the Business Combination is approved by at least two-thirds of the Continuing Directors (as defined in the Certificate of Incorporation) or certain fair price criteria and procedural requirements specified in the Fair Price Provision are met. If either the requisite Board of Directors approval or the fair price criteria and procedural requirements were met, the Business Combination would be subject to the voting requirements otherwise applicable under the Delaware General Corporation Law
(DGCL), which for most types of Business Combinations currently would be the affirmative vote of the holders of a majority of the outstanding shares of stock of the Company entitled to vote thereon. Any amendment or repeal of the Fair Price Provision, or the adoption of provisions inconsistent therewith, must be approved by the affirmative vote of the holders of not less than 80 percent of the Voting Power, voting together as a single class, unless such amendment, repeal or adoption were approved by at least two-thirds of the Continuing Directors, in which case the provisions of the DGCL would require the affirmative vote of the holders of a majority of the outstanding shares of the Company's stock entitled to vote thereon.

     The Certificate of Incorporation and the By-Laws provide that a special meeting of shareowners may be called only by a resolution adopted by a majority of the entire Board of Directors. Shareowners are not permitted to call, or to require that the Board of Directors call, a special meeting of shareowners. In addition, the Certificate of Incorporation provides that any action taken by the shareowners of the Company must be effected at an annual or special meeting of shareowners and may not be taken by written consent in lieu of a meeting. The By-Laws also establish an advance notice procedure for shareowners to nominate candidates for election as directors or to bring other business before meetings of shareowners of the Company.

     The Certificate of Incorporation provides that the affirmative vote of at least 80 percent of the Voting Power, voting together as a single class, would be required to (i) amend or repeal the provisions of the Certificate of Incorporation with respect to (A) the election of directors, (B) the right to call a special shareowners' meeting and (C) the right to act by written consent,
(ii) adopt any provision inconsistent with such provisions and (iii) amend or repeal the provisions of the Certificate of Incorporation with respect to amendments to the Certificate of Incorporation or the By-Laws. In addition, the Certificate of Incorporation provides that the Board of Directors may make, alter, amend and repeal the by-laws of the Company and that the amendment or repeal by shareowners of any by-laws of the Company would require the affirmative vote of at least 80 percent of the Voting Power, voting together as a single class.

RIGHTS PLAN

     Each outstanding share of Common Stock also evidences one Right. Unless otherwise specified in the Prospectus Supplement applicable to any convertible Debt Securities, as long as Rights are associated with the Common Stock, the Company currently intends to deliver one Right with each new share of Common Stock issued, including shares issued upon conversion of such Debt Securities, prior to the expiration or earlier redemption or exchange of the Rights, so that all such shares of Common Stock will have associated Rights. Each Right will entitle the registered holder to purchase from the Company one one-hundredth of a share of Junior Preferred Stock, at $250 (the Purchase Price), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the Rights Agreement) dated as of November 30, 1996 between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. The following summary of certain terms of the Rights is qualified by reference to the Rights Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired beneficial ownership of 20% or more of the outstanding Common Stock or (ii) 10 business days (or such later date as may be determined by the Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Stock (the earlier of such dates being called the Rights Distribution
Date), the Rights will be evidenced by Common Stock certificates.

     The Rights Agreement provides that, until the Rights Distribution Date (or until the earlier redemption or expiration of the Rights), (i) the Rights will be transferred with and only with the Common Stock, (ii) certificates representing Common Stock will contain a notation incorporating the terms of the Rights by reference and (iii) the surrender for transfer of any certificates representing Common Stock will also constitute the surrender of the Rights associated therewith. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights (Right Certificates) will be mailed to holders of record of the Common Stock as of the close of business on the Rights Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Rights Distribution Date. The Rights will expire on December 6, 2006 (the Final Expiration Date), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

     The Purchase Price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock, (ii) upon the grant to holders of shares of Junior Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Junior Preferred Stock at a price, or securities convertible into shares of Junior Preferred Stock with a conversion price, less than the then current market price of the shares of Junior Preferred Stock or (iii) upon the distribution to holders of shares of Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the number of one one-hundredths of a share of Junior Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Rights Distribution Date.

     Shares of Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. The Junior Preferred Stock will rank junior to all series of any other class of Preferred Stock with respect to payments of dividends and distribution of assets. Each share of Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock whenever such dividend is declared. In the event of liquidation, the holders of the Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Junior Preferred Stock will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Junior Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the Junior Preferred Stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     In the event that, at any time after a person has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise, in lieu of shares of Junior Preferred Stock, that number of shares of Common Stock having a market value of two times the exercise price of the Right.

     At any time after any person or group of affiliated or associated persons becomes an Acquiring Person, and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors may exchange the Rights for Common Stock or Junior Preferred Stock (other than Rights owned by such person or group, which will have become void after such person became an Acquiring Person), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Junior Preferred Stock (or of a share of another series of Preferred Stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Junior Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Junior Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Stock, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the Redemption Price). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors may determine, in its sole discretion. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights, including an amendment to decrease the threshold at which a person becomes an Acquiring Person from 20% to not less than 10%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareowner of the Company including, without limitation, the right to vote or to receive dividends.

                                 LEGAL MATTERS

     The legality of the Debt Securities offered hereby has been passed upon for the Company by Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112, and if the Debt Securities are being distributed in an underwritten offering, the legality of such Debt Securities will be passed upon for the underwriters by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
                            ------------------------

     NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.